UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2017

QUINSTREET, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34628	77-0512121
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

950 Tower Lane, 6th Floor

Foster City, CA 94404

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 578-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The board of directors (the “Board”) of QuinStreet, Inc. (the “Company”) appointed Matthew Glickman to serve as a Class I director effective as of April 27, 2017. Mr. Glickman will hold office until the Company’s 2019 annual meeting of stockholders, or until his earlier resignation or removal.

As compensation for his service on the Board, Mr. Glickman will receive the Company’s standard compensation for non-employee directors as disclosed in the Company’s proxy statement on Schedule 14A filed with the Securities and Exchange Commission on September 12, 2016. Mr. Glickman has entered into the Company’s standard indemnification agreement for non-employee directors.

Mr. Glickman is currently a Lecturer in Management at Stanford Graduate School of Business and also advises technology executives and entrepreneurs. Mr. Glickman was previously the Chairman of NovoEd, an online technology firm that was incubated and spun out of Stanford University, and the Executive Chairman of Guardian Analytics, a technology firm that provides behavior-based fraud prevention solutions for financial institutions. Mr. Glickman was also previously a co-founder and CEO of enterprise software company Merced Systems and of BabyCenter, Inc., a consumer website for new and expectant parents. Mr. Glickman also served as the founding CFO of Teach for America, Inc.

Mr. Glickman holds a B.A. in French and Economics from Amherst College, an M.A. in Educational Policy & Analysis from the Stanford School of Education, and an M.B.A. from the Stanford Graduate School of Business.

The Board has determined that Mr. Glickman is qualified to serve as a member of the Board because of his executive experience and knowledge regarding the technology industry.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUINSTREET, INC.

Dated: April 28, 2017	By:	/s/ Martin J. Collins
Martin J. Collins
General Counsel, Chief Compliance Officer and Senior Vice President